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                                                                 EXHIBIT 10.1(p)


                              EMPLOYMENT AGREEMENT



                  AGREEMENT, made August 25, 1998 by and between Range
Resources Corporation, a Delaware corporation (the "Company"), and Michael V. Ronca ("Executive").
                                    RECITALS
                  Executive and Domain Energy Corporation ("Domain") are parties to an Employment Agreement dated December 31, 1996 (the "Domain Employment Agreement"). Pursuant to an Agreement and Plan of Merger dated May 12, 1998, as amended (the "Merger Agreement"), among the Company, DEC Acquisition, Inc. ("Merger Sub") and Domain, Merger Sub has merged with and into Domain (the "Merger"), and Domain as a result is a wholly owned subsidiary of the Company.
                  Paragraph 4 of Schedule 6.1(m) to the Merger Agreement contemplates an amendment to the Domain Employment Agreement, and the Company and Executive desire to execute this Agreement in lieu of amending the Domain Employment Agreement as contemplated therein. Upon the execution and delivery hereof, the Domain Employment Agreement will be deemed terminated with the same effect as if it terminated by expiration of its term on the Termination Date (as defined therein).
                  In order to induce Executive to serve as the Chief Operating Officer of the Company, the Company desires to provide




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Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

                  Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

                  It is therefore hereby agreed by and between the parties as follows:

                  1.       EMPLOYMENT.

                  1.1 POWERS. Subject to the terms and conditions of this Agreement, the Company hereby employs Executive during the term hereof as its Chief Operating Officer. In his capacity as the Chief Operating Officer of the Company, Executive shall report to the President and Chief Executive Officer of the Company (the "CEO") and shall have the customary powers, responsibilities and authorities of chief operating officers of corporations of the size, type and nature of the Company, as it exists from time to time, and such additional powers, responsibilities and authorities commensurate with such position as are assigned by the Board of Directors of the Company (the "Board") or the CEO.

                  1.2 DUTIES. Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as the Chief Operating Officer of the Company and agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and

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responsibilities in connection therewith. Executive shall perform such duties and exercise such powers, commensurate with his position as the Chief Operating Officer of the Company, as the Board or the CEO shall from time to time delegate to him on such terms and conditions and subject to such restrictions as the Board or the CEO may reasonably from time to time impose.

                  1.3 OTHER ACTIVITIES. Nothing in this Agreement shall preclude Executive from engaging, so long as, in the reasonable determination of the Board or the CEO, such activities do not interfere with his duties and responsibilities hereunder, in charitable and community affairs, from managing any passive investment made by him in equity securities or other assets (provided that no such investment may exceed 5% of the equity of any entity, without the prior approval of the Board or the CEO and Executive shall give the CEO prior written notice of any investment in an entity that is not publicly traded) or from serving, subject to the prior approval of the Board or the CEO, as a member of boards of directors or as a trustee of any other corporation, association or entity. For purposes of the preceding sentence, any approval of the Board or the CEO required therein shall not be unreasonably withheld.

                  1.4 BOARD MEMBERSHIP. The Company shall take action to cause the number of members of the Board, upon the execution and delivery hereof, to be increased by two directors, and shall cause Executive to be elected to the Board concurrently therewith. The Company agrees to nominate Executive for election

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by the Company stockholders at the Company's 1999 Annual Meeting of
Stockholders. Executive agrees to serve, if elected, as a member of the Board.

                  2. TERM OF EMPLOYMENT. Executive's term of employment under this Agreement shall commence as of the date hereof and, subject to the terms hereof, shall terminate on the earlier of (i) December 31, 1999 (the "Termination Date") or (ii) termination of Executive's employment pursuant to this Agreement; PROVIDED, HOWEVER, that any termination of employment by Executive (other than for death, Permanent Disability or Good Reason) may only be made upon 60 days prior written notice to the Company and any termination of employment by Executive for Good Reason may only be made upon 30 days prior written notice to the Company.

                  3.       COMPENSATION.

                  3.1 SALARY. The Company shall pay Executive a base salary ("Base Salary") at the rate of $260,000 per annum for the period commencing on the beginning of Executive's term of employment hereunder and ending on the Termination Date. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. Any increase in Base Salary shall be in the discretion of the Board or the CEO and, as so increased, shall constitute "Base Salary" hereunder.

                  3.2 ANNUAL BONUS. In addition to his Base Salary, Executive shall be considered for an annual bonus (the "Bonus") during the term of his employment hereunder based on performance

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criteria determined by the Board in its sole discretion. For purposes of
Paragraph 6 hereunder, "Target Bonus" shall equal 50% of Base Salary.

                  3.3 COMPENSATION PLANS AND PROGRAMS. Executive shall be entitled to participate in any compensation, deferred compensation, stock option, stock purchase or other incentive compensation plan or program maintained by the Company in which other senior executives of the Company participate on terms comparable to those applicable to such other senior executives, including, without limitation, (i) as a member of the "Management Group" with full vesting under the Company's change in control plan described in the Company's Proxy Statement for its 1997 Annual Meeting of Stockholders (the "Change in Control Plan") and (ii) as an "Eligible Person" under the Company's 1997 Stock Purchase Plan (the "Stock Purchase Plan").

                  4.       EMPLOYEE BENEFITS.

                  4.1 EMPLOYEE BENEFIT PROGRAMS, PLANS AND PRACTICES. The Company shall provide Executive during the term of his employment hereunder with coverage under all employee pension and welfare benefit programs, plans and practices (commensurate with his positions in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company makes available to its senior executives (including, without limitation, participation in health, dental, group life, disability, retirement and all other plans and fringe

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benefits to the extent generally provided to such senior executives).

                  4.2 VACATION AND FRINGE BENEFITS. Executive shall be entitled to no less than twenty-five (25) business days paid vacation in each calendar year, which shall be taken at such times as are consistent with Executive's responsibilities hereunder. Such vacation time shall accrue at a rate of 2.08 vacation days for each calendar month worked. Unless otherwise approved by the Board or the CEO, any vacation days not taken in any calendar year shall be forfeited without payment therefor. In addition, Executive shall be entitled to the perquisites and other fringe benefits commensurate with his position with the Company. The Company shall furnish Executive with a private office in Houston, Texas and a private secretary and all other reasonable assistance and accommodations.

                  5. EXPENSES. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and promoting the business of the Company, including, without limitation, expenses for travel, lodging, entertainment and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company's policy) accounts of such expenditures.

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                  6.       TERMINATION OF EMPLOYMENT.

                  6.1      TERMINATION NOT FOR CAUSE OR TERMINATION FOR GOOD
REASON.

                  (a) Subject to the terms and conditions of this Agreement, the Company may terminate Executive's employment at any time for any reason. If Executive's employment is terminated by the Company other than for Cause (as defined in Section 6.4(b) hereof) or other than as a result of Executive's death, Retirement (as defined below in this Section 6.1(a)) or Permanent Disability (as defined in Section 6.2 hereof) or if Executive terminates his employment for Good Reason (as defined in Section 6.1(c) hereof) prior to the Termination Date, Executive shall receive all such payments, if any, under applicable compensation and employee benefit plans or programs, including but not limited to those referred to in Section 3.3 hereof, to which he is entitled pursuant to the terms of such plans or programs. In addition, Executive shall receive a lump sum cash payment (the "Termination Amount") in lieu of any Bonus in respect of all or any portion of the fiscal year in which such termination occurs and any other cash compensation (other than the Vacation Payment and the Compensation Payment referred to below). The Termination Amount shall consist of the greater of (i) an amount equal to the Executive's Base Salary at its then current annual rate plus the amount of Executive's Target Bonus for the entire year in which his termination occurs (irrespective of whether the performance criteria have been met) and (ii) the aggregate amount of Base

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Salary which Executive would have received for the remaining term of this
Agreement. In addition, Executive shall receive a cash lump sum payment in respect of accrued but unused vacation days (the "Vacation Payment") and all compensation earned but not yet paid (including any deferred Bonus payments) (the "Compensation Payment"). "Retirement" means the termination of Executive's employment with the Company and all of its affiliates as a result of his reaching a retirement age (not less than 62 years of age) established by the Board for his retirement.

                  (b) The Termination Amount, the Vacation Payment and the Compensation Payment shall be paid by the Company to Executive within 30 days after the termination of Executive's employment by check payable to the order of Executive or by wire transfer to an account specified by Executive. Payments or amounts to which Executive is entitled under applicable compensation and employee benefit plans or programs will be paid to Executive pursuant to the terms of such plans or programs.

                 (c) For purposes of this Agreement, "Good Reason" shall mean any of the following (without Executive's express prior written consent):

                        (i) any removal of Executive as the Chief Operating Officer of the Company or any material reduction by the Company of Executive's authority, duties or responsibilities (except in connection with the termination of Executive's employment for Cause, as a result of Permanent Disability, or as a result of Executive's death or Retirement);

                        (ii) any reduction by the Company in Executive's Base Salary, other than a reduction which is part of a uniformly applied general salary reduction program affecting senior executives of the Company;

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                       (iii) the Company's moving Executive's place of
         employment outside the Houston, Texas metropolitan area; or

                        (iv) Executive's election to terminate his employment for any reason within 30 calendar days following a Change in Control (as defined in the Change in Control Plan).

                  6.2 PERMANENT DISABILITY. If the Executive becomes totally and permanently disabled (as defined in the Company's Long-Term Disability Income Plan (Policy No. 0034 2460-010) applicable to senior executive officers as in effect on the date hereof ("Permanent Disability"), the Company or Executive may terminate Executive's employment on written notice thereof, and in any such case Executive shall receive or commence receiving:
                         (i) as soon as possible under the terms thereof, all amounts payable pursuant to the terms of any disability insurance policy or similar arrangement which the Company maintains during the term hereof;

                        (ii) within 30 days after the giving or receipt of such notice by the Company, as the case may be, the Target Bonus in respect of the fiscal year in which his termination occurs (irrespective of whether the performance criteria have been met), prorated by a fraction, the numerator of which is the number of days of the fiscal year until termination and the denominator of which is 365;

                       (iii) within 30 days after the giving or receipt of such notice by the Company, as the case may be, the Vacation Payment and the Compensation Payment; and

                        (iv) as soon as possible under the terms thereof, all such payments under applicable plans or programs, including but not limited to those referred to in Sections 3.3 and 4.1 hereof, to which he is entitled pursuant to the terms of such plans or programs, in accordance with their terms.

         6.3 DEATH. In the event of Executive's death during the term of his employment hereunder, Executive's estate or designated beneficiaries shall receive or commence receiving:

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                         (i) within 30 days after the Company knows of
                             Executive's death, the Target Bonus in respect of the fiscal year in which his death occurs (irrespective of whether the performance criteria have been met), prorated by a fraction, the numerator of which is the number of days of the fiscal year until his death and the denominator of which is 365;

                        (ii) within 30 days after the Company knows of
                             Executive's death, the Vacation Payment and the Compensation Payment; and

                       (iii) as soon as possible under the terms thereof, all
                             such payments under applicable plans or programs, including but not limited to those referred to in Sections 3.3 and 4.1 hereof, to which Executive's estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs, in accordance with their terms.

         6.4 VOLUNTARY TERMINATION BY EXECUTIVE; DISCHARGE FOR CAUSE. (a) The Company shall have the right to terminate the employment of Executive for Cause. In the event that Executive's employment is terminated by the Company for Cause, as hereinafter defined, or by Executive other than for Good Reason or other than as a result of the Executive's Permanent Disability, Retirement or death, Executive shall only be entitled to receive, within 30 days after such termination, the Compensation Payment and the Vacation Payment and any other then-vested benefits under any compensation or employee benefit plans or programs to which he is entitled pursuant to the terms of such plans or programs. Executive shall not be entitled, among other things, to the payment of any Bonus in respect of all or any portion of the fiscal year in which such termination occurs. After the termination of Executive's employment under this
Section 6.4, the obligations of the Company under this Agreement to make any

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further payments, or provide any benefits other than those specified herein, to
Executive shall thereupon cease and terminate.

                  (b) As used herein, the term "Cause" shall be limited to (i) Executive's commission of any act of fraud or embezzlement against the Company or any of its affiliates, irregardless of whether such act results in material financial loss to the Company or any of its affiliates, or other willful malfeasance or willful misconduct by Executive in connection with his employment that results in material financial loss to the Company or any of its affiliates,
(ii) continuing refusal by Executive to perform his duties hereunder or any lawful direction of the Board or the CEO as required under Section 1.2, after written notice of any such refusal to perform such duties or direction was given to Executive by the Board and Executive has been given a 30-day cure period after receipt of such notice to take reasonable corrective action, (iii) any material breach of the provisions of Section 13 of this Agreement by Executive or any other material breach of this Agreement by Executive after written notice of any such breach was given to Executive by the Board and Executive has been given a 30-day cure period after receipt of such notice to take reasonable corrective action or (iv) the conviction of Executive for any felony. Termination of Executive pursuant to Section 6.4 shall be made by delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire Board at a meeting of the Board called and held for

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such purpose (after 30 days prior written notice (which may include the 30 day period referred to in (ii) above) to Executive and reasonable opportunity for Executive to be heard before the Board prior to such vote), finding that in the reasonable judgment of such Board, Executive was guilty of conduct set forth in any of clauses (i) through (iv) above and specifying the particulars thereof.

                  7.       OTHER ARRANGEMENTS.

                  7.1 STOCK ARRANGEMENTS. Upon the execution and delivery hereof by Executive, effective September 15, 1998, the Company will (i) issue to the Executive an option to purchase, under the Company's 1989 Stock Option Plan, up to 40,000 shares of the Company's Common Stock, par value $.01 per share and
(ii) at the next Purchase Date (as defined in the Stock Purchase Plan) following the date hereof, grant Executive eligibility to purchase up to 25,000 shares of the Company's Common Stock pursuant to the Stock Purchase Plan.

                  7.2 "KEEP WHOLE" AGREEMENT. Within 10 days after the execution and delivery hereof by Executive, pursuant to a Keep Whole Agreement, the Company will agree to make a non-interest bearing, non-amortizing 5-year term loan to Executive in an original principal amount to be determined upon consummation of the Merger, which principal amount will represent the estimated U.S. federal income tax liability to be incurred by Executive upon exchange of his shares of Domain Common Stock for Company Common Stock in the Merger. In addition, annually during the

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term of such loan, the Company will make a cash payment to Executive in an amount equal to the product of (i) imputed annual interest on such loan as calculated pursuant to Internal Revenue Service requirements and (ii) the greater of (A) 41.05% and (B) the sum of, for any particular taxable year, (x) the highest effective marginal combined rate of Federal, state and city income tax imposed on an individual taxpayer and (y) the FICA withholding percentage, where the rate of "state and city income tax" to be taken into account for purposes of determining the percentage referred to in subclause (x) of this clause (B) shall be deemed to be the highest combined Texas and Houston, Texas income tax rate imposed on individuals for such taxable year.

         8. MITIGATION OF DAMAGES. Executive shall not be required to mitigate any damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his employment hereunder, and any amounts earned by Executive, whether from self-employment, as a common-law employee or otherwise, shall not reduce the amount of any Termination Amount or other payments or amounts otherwise payable to him.

         9. NOTICES. All notices or communications hereunder shall be in writing, addressed as follows:

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             To the Company:

               Range Resources Corporation
               500 Throckmorton
               Fort Worth, TX 76102
               Attention: President and Chief Executive Officer

            To Executive:

               Michael V. Ronca
               17318 Chagal Lane
               Spring, TX 77379

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing (or, if earlier, the actual date of receipt) shall constitute the time at which notice was given.

                  10. SEPARABILITY; LEGAL FEES. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. In any dispute between the Executive and the Company pertaining to this Agreement, the non-prevailing party shall pay the costs of any legal fees and other fees and expenses which may be incurred by the prevailing party in such dispute. For these purposes, the plaintiff shall be deemed to be the prevailing party if the plaintiff is awarded in excess of 50% of the amount claimed in the complaint and the defendant shall be

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deemed to be the prevailing party if the plaintiff is awarded 50% or less of the amount claimed in the complaint.

                  11. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of Executive and the permitted assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

                  12. AMENDMENT. This Agreement may only be amended by written agreement of the parties hereto.

                  13. NONDISCLOSURE OF CONFIDENTIAL INFORMATION; NON-COMPETITION. (a) Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any

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administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 13(a), "Confidential Information" shall mean non public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company that is not otherwise available to the public (other than by Executive's breach of the terms hereof).

                  (b) During the period of his employment hereunder and for six
(6) months thereafter, Executive agrees that, without the prior written consent of the Company, (A) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business or entity which is in competition with the Company and
(B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Company at any time during the 12 months immediately preceding such solicitation.

                  (c) For purposes of this Section 13, a business shall be deemed to be in competition with a member of the Restricted Group engaged in the oil and gas exploration and production business if it is also principally engaged in the oil and gas


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exploration and production business within the same geographic area in which the
Company is so engaged. Nothing in this Section 13 shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided Executive's beneficial ownership of any class of such company's securities does not exceed 5% of the outstanding securities of such class.

                  (d) Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the. covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 13 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement (until any such breach is cured) and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

                  14. BENEFICIARIES; REFERENCES. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's

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death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

                  15. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 15 are in addition to the survivorship provisions of any other section of this Agreement.

                  16. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE
OF TEXAS, WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS OF
LAW.

                  17. EFFECT ON PRIOR AGREEMENTS. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the Company and Executive with respect to such subject matter.

                  18. WITHHOLDING. The Company shall be entitled to withhold from payment any amount of withholding required by law.

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                  19.      COUNTERPARTS.  This Agreement may be executed in
two or more counterparts, each of which will be deemed an original.

                  20. DOMAIN EMPLOYMENT AGREEMENT. Upon the execution and delivery hereof, the Domain Employment Agreement shall be deemed terminated, without the need for further act or evidence, with the same effect as if it terminated by expiration of its term on the Termination Date (as defined therein).

                                        Range Resources Corporation


                                         By
                                           ------------------------------------
                                                Name:
                                                Title:


                                         --------------------------------------
                                          Michael V. Ronca




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